Lydall, Inc. One Colonial Road Manchester, CT 06042-2378	Telephone 860-646-1233 Facsimile 860-646-4917 www.lydall.com

Exhibit 99.1

NewsRelease

LYDALL ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

MANCHESTER, CT – May 5, 2014 -- LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2014. Net sales were $125.2 million in the current quarter compared to $99.0 million in the first quarter of 2013. Organic net sales growth, which excludes the effect of acquisitions and foreign currency, was 7.3% in the first quarter of 2014. Net income was $3.7 million, or $0.22 per diluted share in the first quarter of 2014 compared to $4.5 million, or $0.26 per diluted share, in the first quarter of 2013. Excluding adjustments related to the acquisition of the Industrial Filtration business on February 20, 2014 (“Acquisition”), adjusted earnings were $0.40 per diluted share for the quarter ended March 31, 2014.

The Acquisition contributed $17.7 million in net sales and $0.8 million of operating income, including the negative impact of purchase accounting adjustments to cost of sales of $1.3 million in the quarter ended March 31, 2014. Transaction related costs associated with the Acquisition were $2.4 million in the first quarter of 2014 and recorded in corporate office expenses.

Below are financial highlights comparing Lydall’s quarter ended March 31, 2014 (“Q1 2014”) results to its quarter ended March 31, 2013 (“Q1 2013”) results:

•	Net sales increased by $26.2 million, or 26.5%, compared to Q1 2013 as net sales increased 7.3% organically, 17.9% from the Acquisition and 1.3% from favorable foreign currency translation;

•	Gross margin decreased to 20.9%, compared to 21.6% in Q1 2013, driven by the impact of purchase accounting adjustments of $1.3 million related to the Acquisition, as all other segments reported improved gross margin;

•	Operating income was $7.6 million, or 6.1% of net sales, including $0.8 million of operating income from the Industrial Filtration segment, compared to $6.5 million, or 6.6% of net sales, in Q1 2013. The first quarter of 2013 included $1.8 million of income from a non-recurring pricing negotiation and customer project. Excluding transaction expenses and purchase accounting adjustments, adjusted operating income was $11.3 million, or 9.0% of net sales, in Q1 2014; and

•	Effective tax rate of 49.5% compared to 29.8% in Q1 2013, as Q1 2014 included discrete income tax charges of approximately $1.0 million, (or $0.06 per diluted share), primarily from non-deductible transaction expenses related to the Acquisition, and Q1 2013 included a discrete tax benefit of $0.5 million (or $0.03 per diluted share) related to the conclusion of U.S. federal income tax matters through 2009.

Cash balance was $51.1 million at March 31, 2014 compared to $75.4 million at December 31, 2013. The Acquisition was funded by borrowing of $60.0 million from the Company’s $100 million amended credit facility, with the remaining purchase price funded from the Company’s cash balance. The Company’s consolidated leverage ratio was approximately 1.4 at March 31, 2014 (as defined in the amended credit facility), significantly below a maximum permitted ratio of 3.0.

Purchase accounting adjustments and transaction expenses in the first quarter of 2014 reduced the Company’s consolidated operating income by approximately $3.6 million, operating margin by approximately 300 basis points and earnings per share by approximately $0.18 per diluted share (as noted in the following table).

Quarter ended March 31, 2014 (in thousands, except per share data)	Pre-Acquisition Businesses	Industrial Filtration	Consolidated
Net sales	$107,570	$17,656	$125,226

Operating Income, as reported	$6,840	$786	$7,626
Purchase accounting adjustment	-	1,282	1,282
Transaction expenses	2,363	-	2,363
Operating Income, adjusted	$9,203	$2,068	$11,271
Operating margin, as reported	6.4%	4.5%	6.1%
Operating margin, adjusted	8.6%	11.7%	9.0%

Earnings per share, as reported			$0.22
Purchase accounting adjustment, net of tax of $403			$0.05
Transaction expenses, net of tax of $152			$0.13
Earnings per share, adjusted			$0.40

The Company expects transaction related expenses, purchase accounting adjustments and incremental amortization of intangible assets to be in the range of $0.8 million to $1.0 million in the second quarter of 2014.

The Thermal/Acoustical Fibers (“T/A Fibers”) segment net sales increased by $4.6 million, or 16.4%, with automotive parts sales increasing by $2.5 million and the remainder from tooling net sales. Thermal/Acoustical Metals (“T/A Metals”) segment net sales increased by $2.3 million, or 5.6%, compared to the first quarter of 2013, driven by higher automotive parts sales of $3.9 million, partially offset by lower tooling net sales of $1.7 million. Volume growth contributed to the increase in automotive parts net sales for T/A Fibers in North America and T/A Metals in North America and Europe. Net sales for the Performance Materials segment increased by $1.4 million, or 5.0%, primarily from improved market conditions for filtration products within the segment’s European operations.

Dale Barnhart, President and Chief Executive Officer, stated, “Overall, we are very pleased with our first quarter business results. All of our pre-acquisition reportable segments experienced sales growth of at least 5%, and in the aggregate, adjusted operating margin expanded approximately 200 basis points compared to the first quarter of 2013. We are encouraged by the improved demand in Europe for Performance Materials filtration products and T/A Metals automotive parts and continue to benefit from strong demand in North America for automotive parts.

“I am also very pleased with the reported sales and operating margin, excluding the purchase accounting adjustments, of our new Industrial Filtration segment as we continue the process of integrating this business into Lydall. Favorable demand for felt filtration media and filter bags used in industrial air filtration applications provided for net sales of $17.7 million in less than half a quarter. As we previously announced, we expect this acquisition to be accretive to Lydall’s 2014 full-year earnings and free cash flow, inclusive of the impact of transaction expenses, purchase accounting adjustments and incremental amortization of intangible assets.

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“The Company’s overall outlook going into the second quarter of 2014 remains positive as European and Asian markets have improved, and the Company is well positioned to capitalize on opportunities for sales growth as well as operating margin expansion.”

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including adjusted operating income, adjusted operating margin and adjusted earnings per share, which exclude transaction related costs and purchase accounting adjustments related to inventory step-up. The Company excluded the above items because they are outside of Lydall’s normal operations. Additionally, organic net sales refers to sales calculated according to GAAP but excluding (1) sales from the acquired business and (2) the impact of foreign currency translation. The Company excludes the effect of foreign currency translation from organic net sales because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends, and excludes the effect of acquisitions and related items because the nature and size of acquisitions can vary dramatically from period to period and can also obscure underlying business trends and make comparisons of long-term performance difficult.

The Company believes that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Conference Call

Lydall will host a conference call today at 4:30 p.m. Eastern Time to discuss results for its first quarter ended March 31, 2014 as well as general matters related to its businesses and markets. The call may be accessed at (888) 317-6016, from within the U.S., or (412) 317-6016, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 6:00 p.m. Eastern Time on May 5, 2014 through 9:00 a.m. Eastern Time, May 13, 2014 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10045316. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact, including statements about the expected impact of the Acquisition on Lydall’s future financial performance and estimated future transaction expenses, purchase accounting adjustments and amortization of intangible assets, and overall outlook for the second quarter of 2014, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by Lydall in the integration of the acquired businesses, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, and increases in fuel prices, which could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2013.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company. Information may also be obtained from the Company Contact: David D. Glenn, Director of Business Development and Investor Relations, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

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Lydall, Inc. News Release	May 5, 2014

Summary of Operations
In thousands except per share data
(Unaudited)

	Quarter Ended
	March 31,
	2014	2013

Net sales	$125,226	$99,029
Cost of sales	99,027	77,664
Gross profit	26,199	21,365

Selling, product development and administrative expenses	18,573	14,848
Operating income	7,626	6,517

Interest expense	212	78
Other expense, net	55	42
Income before income taxes	7,359	6,397

Income tax expense	3,643	1,905
Net income	$3,716	$4,492

Earnings per share:
Basic	$0.22	$0.27
Diluted	$0.22	$0.26

Weighted average number of common shares outstanding	16,542	16,752
Weighted average number of common shares and equivalents outstanding	16,852	17,036

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Summary of Segment Information and Other Products and Services

In thousands

(Unaudited)

	Quarter Ended
	March 31,
	2014	2013
Net Sales

Performance Materials Segment	$28,853	$27,483
Industrial Filtration Segment	17,656	-
Thermal/Acoustical Metals Segment	42,456	40,202
Thermal/Acoustical Fibers Segment	32,513	27,927
Other Products and Services:
Life Sciences Vital Fluids	4,724	4,307
Eliminations and Others	(976)	(890)
Consolidated Net Sales	$125,226	$99,029

Operating Income

Performance Materials Segment	$1,863	$1,277
Industrial Filtration Segment	786	-
Thermal/Acoustical Metals Segment	3,653	3,018
Thermal/Acoustical Fibers Segment	7,341	6,154
Other Products and Services:
Life Sciences Vital Fluids	420	356
Corporate Office Expenses	(6,437)	(4,288)
Consolidated Operating Income	$7,626	$6,517

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Lydall, Inc. News Release	May 5, 2014

Financial Position

In thousands except ratio data	March 31, 2014	December 31, 2013
(Unaudited)
Cash and cash equivalents	$51,128	$75,407
Working capital	$144,811	$123,577
Total debt	$61,554	$1,714
Stockholders' equity	$204,263	$200,087
Total capitalization	$265,817	$201,801
Current ratio	3.0	3.5
Total debt to total capitalization	23.2%	0.8%

Cash FLow

In thousands	Quarter Ended
(Unaudited)	March 31,
	2014	2013

Net cash used for operating activities	$(2,860)	$(3,217)
Net cash used for investing activities	$(81,964)	$(2,463)
Net cash provided by financing activities	$60,014	$196
Depreciation and amortization	$3,848	$3,345
Capital expenditures	$(2,807)	$(2,463)

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